Exhibit 20.2
Map of the Company’s Petroleum Storage Facility in
East Providence, Rhode Island
The map in Form 10-K is a plan of the petroleum storage facility in East Providence, Rhode Island, indicating the tanks, truck loading rack, and buildings owned by the Company.